Calculation of Filing Fee Tables
Form S-8
(Form Type)
New Relic, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	3,476,311(3)	$81.115	$281,980,966.77	0.0001102	$31,074.30
Equity	Common Stock	Other	500,000(4)	$81.115	$40,557,500.00	0.0001102	$4,469.44
Total Offering Amounts				–	$322,538,466.77	–	$35,543.74
Total Fees Previously Paid				–	–	–	0.00
Total Fee Offsets				–	–	–	0.00
Net Fee Due				–	–	–	$35,543.74

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2) Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of $81.115 per share, the average of the high and low prices of the Registrant’s Common Stock on May 17, 2023 as reported on the New York Stock Exchange.
(3) Represents shares of Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) on April 1, 2023 pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2014 Plan automatically increases on April 1 of each year, starting on April 1, 2015 and continuing through April 1, 2024, by 5% of the total number of shares of the Registrant’s capital stock outstanding on March 31st of the preceding fiscal year, or a lesser number of shares determined by the Registrant’s board of directors.
(4) Represents shares of Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) on April 1, 2023 pursuant to an “evergreen” provision contained in the 2014 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2014 ESPP automatically increases on April 1st of each year, starting on April 1, 2015 and continuing through April 1, 2024, by the lesser of: (i) 1% of the total number of shares of the Registrant’s capital stock outstanding on March 31st of the preceding fiscal year, (ii) 500,000 shares, or (iii) such lesser number of shares determined by the Registrant’s board of directors.